As filed with the Securities and Exchange Commission on December 16, 1994

                                     Registration No. 33-______

              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                           FORM S-3
                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933


   SOUTHWESTERN BELL CAPITAL          SOUTHWESTERN BELL
          CORPORATION                    CORPORATION
     175 E. Houston Street          175 E. Houston Street
 San Antonio, Texas 78205-2233  San Antonio, Texas 78205-2233
     TELEPHONE NUMBER (210)        TELEPHONE NUMBER (210)
            351-3888                      821-4105

    As Issuer and Registrant     As Issuer and Registrant of
       of Debt Securities              Securities and
                                 Obligations Pursuant to the
                                      Support Agreement

     A DELAWARE CORPORATION        A DELAWARE CORPORATION

        I.R.S. EMPLOYER NO.          I.R.S. EMPLOYER NO.
           43-1420172                    43-1301883

       AGENT FOR SERVICE:            AGENT FOR SERVICE:

        ROGER W. WOHLERT                 JUDITH SAHM
   SOUTHWESTERN BELL CAPITAL          SOUTHWESTERN BELL
          CORPORATION                    CORPORATION
     175 E. HOUSTON STREET,        175 E. HOUSTON STREET,
           12th Floor                    11th Floor
 SAN ANTONIO, TEXAS 78205-2233  SAN ANTONIO, TEXAS 78205-2233

         PLEASE SEND ALL COPIES OF ALL COMMUNICATIONS TO:

             WAYNE WIRTZ                  JOHN T. BOSTELMAN
    SOUTHWESTERN BELL CORPORATION        SULLIVAN & CROMWELL
        175 E. HOUSTON STREET              250 PARK AVENUE
    SAN ANTONIO, TEXAS 78205-2233      NEW YORK, NEW YORK 10177
           (210) 821-4105                   (212) 558-4000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to the dividend or interest reinvestment plans, please check the following box. [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                CALCULATION OF REGISTRATION FEE

                                       PROPOSED
   TITLE OF EACH                       MAXIMUM
      CLASS OF             AMOUNT      OFFERING          PROPOSED                 AMOUNT OF
   SECURITIES TO           TO BE        PRICE        MAXIMUM AGGREGATE          REGISTRATION
   BE REGISTERED         REGISTERED    PER UNIT      OFFERING PRICE(1)               FEE
Debt Securities(2). . .
Preferred Stock(3). . .
Depositary Shares
representing
Preferred Stock(4). . .}     (8)         (8)    }    U.S.$3,000,000,000(9)   }  U.S.$1,034,490
Common Stock(5)(6). . .
Support Obligations(2).

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies. Such amount represents the maximum aggregate offering price to the public of the securities offered hereby.

(2) Such indeterminate amount of Debt Securities as may from time to time be issued by Southwestern Bell Corporation ("SBC" or the "Corporation") or by Southwestern Bell Capital Corporation
     ("Capital").

(3) Such indeterminate number of shares of Preferred Stock as may from time to time be issued by SBC at indeterminate prices or issuable upon conversion of Debt Securities or other Preferred Stock.

(4) To be evidenced by Depositary Receipts and representing an interest in all or a specified portion of a share of Preferred Stock of SBC. In the event that SBC elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to the persons acquiring such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(5) Such indeterminate number of shares of Common Stock as may from time to time be issued by SBC at indeterminate prices or issuable upon conversion of Debt Securities or Preferred Stock.

(6) Includes rights to purchase Series A Junior Participating Preferred Stock of SBC. Prior to the occurrence of certain events the rights will not be exercisable or evidenced separately from the Common Stock.

(7) Support Obligations of SBC in respect of any Debt Securities issued by Capital, and which will be included in the offering price of such Debt Securities.

(8) The aggregate amount to be registered and the aggregate offering price per unit have been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated on the basis of the maximum offering price of all securities listed in accordance with Rule 457(o) under the Securities Act of 1933.

(9) No separate consideration will be received for the Depositary Shares, or for the Preferred Stock, Depositary Shares or Common Stock issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated December 16, 1994


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                      U.S. $3,000,000,000

                 SOUTHWESTERN BELL CORPORATION

                        DEBT SECURITIES
                        PREFERRED STOCK
                         COMMON STOCK

             SOUTHWESTERN BELL CAPITAL CORPORATION

                        DEBT SECURITIES

          Southwestern Bell Corporation (the "Corporation" or "SBC") may offer from time to time, together or separately,
(i) in one or more series, unsecured senior debentures, notes or other obligations ("Debt Securities") of the Corporation, any of which may be convertible or exchangeable into preferred stock, par value $1.00 per share, of the Corporation ("Preferred Stock"), Depositary Shares (as defined herein), common stock, par value $1.00 per share, of the Corporation ("Common Stock"), or equity securities of another issuer; (ii) Preferred Stock, which may be convertible or exchangeable into other Preferred Stock (including Depositary Shares), Common Stock or equity securities of another issuer; (iii) Depositary Shares; and
(iv) Common Stock. The Debt Securities, Common Stock, Preferred Stock and Depositary Shares are collectively referred to herein as the "Securities". The Corporation may issue Securities for proceeds up to an aggregate of not more than U.S. $3,000,000,000 or the equivalent thereof in one or more currencies or currency units on terms to be determined at the time such Securities are offered for sale. As used herein, Securities shall include securities denominated in U.S. dollars or, at the option of the Corporation and if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. The Debt Securities will be unsecured and will rank equally with all other unsubordinated and unsecured indebtedness and certain other obligations of the Corporation.

          When a particular series of Securities is offered, a prospectus supplement ("Prospectus Supplement") together with this Prospectus will be delivered setting forth the terms of such Securities, including, where applicable, (i) with regard to Debt Securities, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate or rates of any interest, any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest, any interest payment dates, whether the Securities are issuable in registered form, in bearer form, or in the form of one or more global securities or a combination thereof, any redemption provisions, terms, if any, for conversion or exchange into other securities, any listing on a securities exchange, the initial public offering price, methods of distribution and any other specific terms in connection with the offering and sale of such Securities; (ii) with regard to Preferred Stock, the specific designation, number of shares, title, stated value and liquidation preference of each share, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provision, any conversion or exchange provisions, whether fractional interests in shares of Preferred Stock will be offered through depositary arrangements, any listing on a securities exchange, the initial public offering price, methods of distribution and any other specific terms in connection with the offering and sale of such Securities; (iii) with regard to Depositary Shares, the fraction of a share of Preferred Stock which each such Depositary Share will represent; and (iv) with regard to Common Stock, the number of shares offered, methods of distribution and the initial public offering price.

          Southwestern Bell Capital Corporation ("Capital"), a wholly owned subsidiary of SBC, may also offer from time to time, together or separately, in one or more series, Debt Securities of Capital. Any such Debt Securities may be issued in such amounts and otherwise having any of the terms specified herein for Debt Securities of the Corporation, except that Debt Securities of Capital will not be convertible or exchangeable. Any Debt Securities issued by Capital will also be entitled to the benefits of a Support Agreement of SBC as described herein (the "Support Obligations"). Unless otherwise stated, the term "Securities" also includes Debt Securities of Capital and related Support Obligations of SBC.

          The Corporation's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges.

          The Corporation or Capital may sell Securities to or through underwriters, and may also sell Securities directly to other purchasers or through agents. If any underwriters, dealers or agents are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such underwriters, dealers or agents, any compensation to such underwriters, dealers or agents will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.



The date of this Prospectus is           ,  1994.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                     AVAILABLE INFORMATION

          The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Corporation can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: 7 World Trade Center, Suite 1300, New York, NY 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036-3648.
Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which the Corporation's common stock is traded.

          Capital has been advised by the SEC in a No-Action Letter that separate financial information regarding Capital need not be included in any registration statement on Form S-3 filed by Capital and the Corporation with respect to Debt Securities issued by Capital and the Support Agreement. The SEC also stated in such No-Action Letter that it will not raise any objection if Capital does not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act.

          The Corporation and Capital have filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

            INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents have been filed by SBC with the SEC (File No. 1-8610) and are hereby incorporated herein by reference:

     (1)  SBC's Annual Report on Form 10-K for the year ended
          December 31, 1993;

     (2) SBC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30,
          1994; and

     (3)  SBC's Current Reports on Form 8-K dated March 15,
          1994, April 5, 1994 and May 19, 1994.

ALL DOCUMENTS FILED BY SBC PURSUANT TO SECTION 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SECURITIES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

          Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge from SBC's Specialist--External Reporting, Southwestern Bell Corporation, 175 E. Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 351-3049).


                 SOUTHWESTERN BELL CORPORATION

          The Corporation is a communications holding company whose subsidiaries are engaged principally in communications services. The Corporation has several subsidiaries, which include: Southwestern Bell Telephone Company ("Telephone Company"), Southwestern Bell Mobile Systems, Inc. ("Mobile Systems"), SBC International, Inc. ("SBC International"), Southwestern Bell Yellow Pages, Inc. ("Yellow Pages") and Southwestern Bell Telecommunications, Inc. ("Telecom"). The Telephone Company provides telephone services in the states of Arkansas, Kansas, Missouri, Oklahoma and Texas (five-state area) and is the Corporation's largest subsidiary, accounting for approximately 71 percent of the Corporation's 1993 income before extraordinary loss and cumulative effect of changes in accounting principles; Mobile Systems principally provides wireless communication services; SBC International is a holding company owning interests in directory, cable television and telecommunications businesses in Australia, Israel, Mexico and the United Kingdom; Yellow Pages engages principally in the sale of advertising for and publication of Yellow Pages and White Pages directories and in other directory-related activities; and Telecom is engaged in the sale of customer premises and private business exchange equipment.

          The Corporation was incorporated under the laws of the State of Delaware in 1983 by AT&T as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested the Corporation by means of a spin-off of stock to its shareowners on January 1, 1984

(the "divestiture"). The divestiture was made pursuant to a consent decree, referred to as the Modification of Final
Judgment, issued by the United States District Court for the District of Columbia.

          Capital is a wholly owned finance subsidiary of the Corporation and was incorporated in 1986 under the laws of the State of Delaware. Capital is engaged principally in issuing debt securities and lending the proceeds to the Corporation and to certain subsidiaries of the Corporation other than the Telephone Company.

          Capital and SBC have entered into a Support
Agreement, dated as of November 10, 1986, in which SBC has agreed, among other things, to ensure the timely payment of principal, premium, if any, and interest owed on any debt securities, including Debt Securities, and certain other obligations issued by Capital ("Debt"), with the limitation that no Holder of Debt Securities issued by Capital or other entity to which Capital Corporation owes any Debt will have recourse to or against the stock or assets of the Telephone Company or any interest of SBC or Capital in the Telephone Company. See "Description of Debt Securities -- Support Obligations."

          The principal office of Capital is located at 175 E.
Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 351-3888).

          SBC's principal executive offices are located at 175
E. Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 821-4105).


                        USE OF PROCEEDS

          Unless otherwise specified in a Prospectus
Supplement, the net proceeds from the sale of the Securities by the Corporation or Capital are intended to be used to provide funds in connection with the repayment of long and short-term debt of Capital or the Corporation, if any, to provide funds for the diversification of the Corporation's activities, to provide funds for certain subsidiaries of the Corporation other than the Telephone Company, and to provide funds for the general corporate purposes of the Corporation.


              RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the ratio of earnings to fixed charges of SBC for the periods indicated. At
September 30, 1994, no preferred stock was outstanding.

  NINE MONTHS
     ENDED
 SEPTEMBER 30,               YEAR ENDED DECEMBER 31,

  1994   1993          1993   1992    1991   1990   1989

  5.44   4.40          4.51   3.96    3.53   3.69   3.52


          For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles, and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).


                DESCRIPTION OF DEBT SECURITIES

          The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of any series to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

          The Debt Securities of the Corporation are to be issued under an Indenture dated as of November 1, 1994 (the "SBC Indenture"), between the Corporation and The Bank of New York, as trustee ("Trustee"). The Debt Securities of Capital are to be issued under an Indenture dated as of February 1, 1987, as supplemented by the First Supplemental Indenture, dated as of October 1, 1990, among Capital, the Corporation, and the Trustee (together, the "Capital Indenture" and, together with the SBC Indenture, the "Indentures"). Copies of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Particular sections of the Indentures which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

GENERAL

          The Indentures do not limit the amount of Debt Securities which may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to, a resolution of the Board of Directors of the Corporation or Capital, as the case may be. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) if other than U.S. dollars, the currency or currencies (which may include composite currencies such as the European Currency Unit) of payment of principal of and interest on the Debt Securities of the series; (iii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iv) the date or dates on which the principal of the Debt Securities of the series is payable; (v) the rate or rates (or manner of calculation thereof) at which the Debt Securities of the series will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if other than in the manner described under "Global Securities";
(vi) the place or places where the principal of and interest on the Debt Securities of the series will be payable; (vii) any redemption or sinking fund provisions; (viii) if in other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (x) whether the Debt Securities of the series will be issuable in registered or bearer form or both, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchange may occur, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer the offer, sale or delivery of Debt Securities in bearer
Debt Securities") and whether, and the terms upon which, bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (xi) whether and under what circumstances the Corporation or Capital will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Corporation or Capital will have the option to redeem such Debt Securities rather than pay such additional amounts; (xii) any index, price or formula used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities of the series; (xiii) in the case of Debt Securities of the Corporation, the terms, if any, upon which the Debt Securities may be convertible into or exchanged for Common Stock or Preferred Stock (which may be represented by Depositary Shares) of the Corporation or for equity securities of another issuer and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein; and (xiv) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.)

          Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the issuer thereof and will rank on a parity with the issuer's other unsecured and unsubordinated indebtedness and, in the case of Debt Securities of the Corporation, on a parity with the Support Obligations.

          Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both, or in the form of one or more global securities, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of U.S. $1,000 and integral multiples thereof. Bearer Debt Securities will be offered, sold and delivered only outside the United States to non-U.S. persons and to offices located outside the United States of certain U.S. financial institutions. For purposes of this Prospectus, "United States" or "U.S." means the United States of America, including the states and the District of Columbia, its territories, its possessions and all other areas subject to its jurisdiction. "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

          Particular restrictions on the offer, sale and delivery of bearer Debt Securities and any special federal income tax considerations applicable to bearer Debt Securities will be described in the Prospectus Supplement relating thereto.

          Except as set forth in an applicable Prospectus Supplement, interest on bearer Debt Securities will be payable only upon presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Corporation located outside of the United States. (Section 2.05(c).) The Corporation or Capital will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Corporation or Capital will maintain a paying agent outside the United States to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.) No payment with respect to any bearer Debt Securities will be made at any office or agency in the United States or by check mailed in or to an address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments on bearer Debt Securities denominated and payable in U.S. dollars will be made in the United States if (but only if) payment of the full amount thereof in U.S. dollars at each office of each paying agent outside the United States appointed and maintained by the Corporation is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 2.05.)

          Registration of transfer of registered Debt Securities may be requested upon surrender thereof at an agency of the Corporation or Capital maintained for such purpose ("Registrar") and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).) Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

          Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Original Issue Discount Securities. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 1.01.)

          Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on registered Debt Securities (other than a global security) will be made at the office of such paying agent or paying agents as the Corporation or Capital may designate from time to time, except that, at the option of the Corporation or Capital, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto or (ii) by wire transfer to an account maintained by such payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on registered Debt Securities will be made to the person in whose name such registered Debt Security is registered at the close of business on the record date for such interest payment.

          If the purchase price of any of the Debt Securities is denominated in other than U.S. dollars or if the principal of and any premium and interest on any series of Debt Securities is payable in other than U.S. dollars, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such currency or currencies will be set forth in the applicable Prospectus Supplement.

BOOK-ENTRY SECURITIES

          The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a Depository (the "Depository") identified in the Prospectus Supplement relating to such series. The specific terms of the Depository arrangement with respect to any Debt Securities of a series will be described in the Prospectus

Supplement relating to such series. The Corporation and Capital each anticipates that the following provisions will apply to all Depository arrangements for registered Debt Securities issued by it.

          Unless otherwise specified in an applicable Prospectus
Supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a Depository will be represented by a global security registered in the name of such Depository or its nominee. Upon issuance of a global security in registered form, the Depository of such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities, or by the Corporation or Capital if such Debt Securities are offered and sold directly by the Corporation or Capital. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global securities will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository (with respect to participants' interests) or its nominee for such global security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

          So long as the Depository for a global security in registered form, or its nominee, is the registered owner of such global security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in such global securities will not be entitled to have Debt Securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indentures.

          Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. Neither the Corporation, Capital, the Trustee, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
The Corporation and Capital each expects that the Depository for Debt Securities of a series, upon receipt of any payments of principal, premium, if any, or interest in respect of a global security, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such Depository. The Corporation and Capital each also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

          Unless and until it is exchanged in whole or in part for Debt Securities in definitive form in accordance with the terms of the Debt Securities, a global security may not be transferred except as a whole by the Depository for such global security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor Depository. If a Depository for Debt Securities notifies the Corporation or Capital that it is unwilling or unable to continue as depository for such global security or if at any time such Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by the Corporation or Capital within 90 days, the Corporation or Capital will issue Debt Securities in definitive registered form in exchange for the global security representing such Debt Securities. In addition, the Corporation or Capital may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more global securities and, in such event, will issue Debt Securities in definitive registered form in exchange for all global securities representing such Debt Securities. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default, under the Indentures occurs and is continuing with respect to the debt Securities of a series, or if the Corporation or Capital so specifies with respect to the Debt Securities of a series, the Depository may exchange a global security representing Debt
Securities of such series for Debt Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

EXCHANGE OF SECURITIES

          Registered Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of registered
Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities to the Registrar and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).)

          To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) to the Registrar (or a paying agent if the exchange is for bearer securities) and upon fulfillment of all other requirements of the Registrar (or such paying agent). (Section 2.08(b).) Registered Debt Securities may not be exchanged for bearer Debt Securities.

LIENS ON ASSETS

          The Indentures do not restrict the Corporation or Capital from pledging or otherwise encumbering any of its assets, including, in the case of the Corporation, the stock of the Telephone Company and its right to dividends paid thereon.

SUCCESSOR ENTITY

          Neither the Corporation nor, if it issues the Debt Securities, Capital may consolidate with or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a U.S. corporation, in the case of the Corporation, and assumes all the obligations of the Corporation under the Debt Securities and any coupons related thereto or the Support Obligation, as the case may be, and the relevant Indenture and, in the case of Capital, assumes all the obligations of Capital under the Debt Securities and any coupons related thereto, and the

Capital Indenture. Thereafter, except in the case of a lease, all such obligations of the Corporation under the Debt Securities or the Support Obligations, as the case may be, and such Indenture, and of Capital under the Debt Securities and the Capital Indenture shall terminate. (Sections 5.01 and 5.02.)

EVENTS OF DEFAULT

          The following events are defined in the Indentures as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series when the same becomes due and payable and continues for 90 days; (ii) default in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon redemption, or otherwise; (iii) failure by the Corporation or, in the case of Debt Securities issued by Capital, failure by Capital for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the related Indenture, in any supplemental indenture under which the Debt Securities of that series may have been issued (other than covenants relating only to other series); and (iv) certain events of bankruptcy or insolvency of the Corporation or, in the case of Debt Securities issued by Capital, of Capital. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the Holders of at least 25 percent in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of Original Issue Discount Securities, such specified amount) and any accrued interest will become due and payable immediately. (Section 6.02.)

          Debt Securityholders may not enforce the Debt Securities or related Indenture, except as provided in such Indenture. (Section 6.06.) The Trustee may require indemnity satisfactory to it before it enforces the Debt Securities or related Indenture. (Section 7.07.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected may direct the Trustee in its exercise of any trust power with respect to Debt Securities of that series. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

AMENDMENT AND WAIVER

          Subject to certain exceptions, the SBC Indenture or the Debt Securities issued thereunder may be amended or supplemented by the Corporation and the Trustee, and the Capital Indenture or the Debt Securities issued thereunder may be amended by Capital, the Corporation or the Trustee, in each case with the written consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each such series voting as a class), or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each such series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate of or change the time for payment of interest on any Debt Security;
(iii) reduce the principal of, or change the fixed maturity of, any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in currency other than that stated in the Debt Security;
or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Securities. (Section 9.02.)

          Either Indenture may be amended or supplemented without the consent of any holder of Debt Securities issued thereunder (i) to cure any ambiguity, defect or inconsistency in such Indenture or in such Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Corporation under the Debt Securities and any coupons related thereto or under the Support Obligations, as the case may be, and the related Indenture and, in the case of the Capital Indenture, the obligations of Capital under the Debt Securities and any coupons related thereto and the Capital Indenture in connection with a merger, consolidation or transfer or lease of the Corporation's or Capital's property and assets substantially as an entirety as provided for in such Indenture; (iii) to provide for the issuance of, and establish the form, terms and conditions of, a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of such Indenture for any series of Debt Securities; (iv) to secure the Debt Securities pursuant to
Section 4.02 of such Indenture; (v) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;
(vi) to add to rights of Debt Securityholders or surrender any right or power conferred on the Corporation or Capital; or (vii) to make any change that does not adversely affect the rights of any Debt Securityholder. (Section 9.01.)

CONVERTIBLE AND EXCHANGEABLE DEBT SECURITIES

          Certain Debt Securities issued by the Corporation (the "Convertible Debt Securities") may be convertible into Preferred Stock (including Depositary Shares) or Common Stock of the Corporation and certain Debt Securities issued by the Corporation ("Exchangeable Debt Securities") may be exchangeable for equity securities of another issuer. The holders of Convertible Debt Securities of a specified series may be entitled or, if so provided in the applicable Prospectus Supplement, may be required at such time or times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to convert any Convertible Debt Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into Preferred Stock, Depositary Shares or Common Stock, as the case may be (collectively, the foregoing securities into which the Convertible Debt Securities may convert are referred to herein as "Conversion Securities") at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment as described below, and in the applicable Prospectus Supplement. The holders of Exchangeable Debt Securities of a specified series may be entitled or, if so provided in the applicable Prospectus Supplement, may be required at such time or times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to exchange any Exchangeable Debt Securities of such series (in denominations set forth in the applicable Prospectus Supplement) for specified equity securities of another issuer described in the Prospectus Supplement (collectively, the foregoing securities for which the Exchangeable Debt Securities may be exchanged are referred to herein as "Exchange Securities") at the exchange price set forth in the applicable Prospectus Supplement, subject to adjustment as described below, and in the applicable Prospectus Supplement.
The relevant provisions for each series of Convertible or Exchangeable Debt Securities will be set forth in the applicable Prospectus Supplement. Except as described below or in the applicable Prospectus Supplement, no adjustment will be made upon conversion of any Convertible Debt Securities or exchange of any Exchangeable Debt Securities for interest accrued thereon or for dividends on any Conversion or Exchange Securities issued or delivered. If any Convertible or Exchangeable Debt Securities not called for redemption are converted or exchanged between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date, such Convertible or Exchangeable Debt Securities must be accompanied by funds equal to the interest payable on such succeeding Interest

Payment Date on the principal amount so converted or exchanged.
The Corporation is not required to issue fractional shares of Preferred Stock, Depositary Shares or Common Stock upon conversion of Convertible Debt Securities or deliver fractional shares of Exchange Securities upon exchange of Exchangeable Securities, respectively, and, in lieu thereof, will pay a cash adjustment, in the case of Convertible Debt Securities convertible into Preferred Stock or Depositary Shares, based upon the liquidation preference of such series of Preferred Stock, in the case of Convertible Debt Securities convertible into Common Stock, based upon the market value of the Common Stock, and in the case of Exchangeable Debt Securities, based upon the market value of the Exchange Securities, unless otherwise specified in the Prospectus Supplement.

          The conversion price for a series of Convertible Debt Securities that are convertible into Common Stock and the exchange price for Exchangeable Debt Securities are subject to adjustment upon the occurrence of certain events under formulas that will be set forth in the applicable Prospectus Supplement.

          In the event of a taxable distribution to holders of Common Stock or Preferred Stock or Exchange Securities (or other transaction) which results in any adjustment of the conversion price of Convertible Debt Securities or the exchange price of Exchangeable Debt Securities, the holders of such Convertible or Exchangeable Debt Securities may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock or Preferred Stock or Exchange Securities acquired upon conversion or exchange of such Convertible or Exchangeable Debt Securities.

SUPPORT OBLIGATIONS

          Any Debt Securities issued by Capital will be entitled to the benefits the Support Agreement (the "Support Agreement"), dated as of November 10, 1986, between Capital and the Corporation. The Support Agreement provides that (a) SBC will own all outstanding voting capital stock of Capital throughout the term of the Support Agreement, (b) SBC will cause Capital to maintain a positive tangible net worth as determined in accordance with generally accepted accounting principles, and (c) if Capital is unable to make timely payment of principal of, or premium, if any, or interest on any Debt, SBC will, at Capital's request, provide funds to Capital to make such payments. The Support Agreement also provides that any Lender (as defined below) to Capital shall have the right to demand that Capital enforce its rights against SBC under the Support Agreement as described in the previous sentence and in the event that Capital fails to require SBC to perform such obligations or Capital defaults in the payment of principal of or premium, if any, or interest on any Debt owed to a Lender, such Lender may proceed directly against SBC to enforce Capital's rights against SBC under the Support Agreement or to obtain payment of such defaulted principal, premium, if any, or interest owed to such Lender. The Support Agreement provides that in no event may any Lender, on default of Capital or SBC or upon failure by Capital or SBC to comply with the Support Agreement, have recourse to or against the stock or assets of the Telephone Company or any interest of SBC or Capital in the Telephone Company. Despite this limitation, the Support Agreement provides that funds available to SBC to satisfy any obligations under the Support Agreement will include dividends paid by the Telephone Company to SBC. See "Ratio of Earnings to Fixed Charges." The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which Capital is indebted for money borrowed or to which Capital otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. Lender includes the Holder of any Debt Securities issued by Capital and the Trustee acting on such Holder's behalf.

          The Support Agreement may be amended or terminated at any time by agreement of SBC and Capital, but no amendment shall be entered into which adversely affects the rights of creditors of Capital (Including Holders of Debt Securities issued by Capital) and no termination shall be effective until such time as all Debt (including the Debt Securities issued by Capital) outstanding on the date of such amendment or termination shall have been paid in full unless all such creditors shall have consented to such amendment or termination.

CONCERNING THE TRUSTEE

          The Corporation and Capital maintain banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee under an indenture with the Telephone Company which may from time to time represent a significant portion of the Corporation's consolidated long-term debt.


                DESCRIPTION OF PREFERRED STOCK

          The summary of terms of the Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Corporation's Certificate of Incorporation and By-Laws and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

          SBC's Restated Certificate of Incorporation currently authorizes the issuance of 10,000,000 preferred shares, par value $1.00 per share, issuable in series (the "Preferred Stock"). SBC's Board of Directors is authorized to approve the issuance of one or more series of Preferred Stock and to fix the number of shares, the designations, the relative rights and the limitations of any such series without further authorization of the stockholders of the Corporation. At October 31, 1994, no shares of Preferred Stock were outstanding, but the Corporation has designated 4,000,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock issuable pursuant to a Rights Agreement (the "Rights Agreement"). See "Description of Rights" and "Description of Series A Preferred Stock".

          Each series of the Preferred Stock shall have the dividend, liquidation, redemption and voting rights provided in the applicable Prospectus Supplement. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share;
(iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights;
(vii) whether the Corporation has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

          The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

          As described under "Description of Depositary Shares," the Corporation may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

          The transfer agent for each series of Preferred
Stock will be described in the applicable Prospectus
Supplement.

               DESCRIPTION OF DEPOSITARY SHARES

GENERAL

          The Corporation may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

          The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

          The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipts will be filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

          Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

          Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing a number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for withdrawn shares of Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

          The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

          In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

          If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Corporation redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

          After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

          Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The
Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of the Depositary Shares representing such Preferred Stock.

CONVERSION OR EXCHANGE

          Whenever the Corporation converts all of the shares of a particular series of Preferred Stock held by the Depositary into other Preferred Stock or Common Stock or exchanges all such shares for securities of another issuer, the Depositary will convert or exchange as of the same date all Depositary Shares representing the shares of the Preferred Stock so converted or exchanged, provided that the Corporation shall have deposited with the Depositary the other Preferred Stock, Common Stock or other securities into or for which all such shares of Preferred Stock are to be converted or exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share, plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends which on the exchange date have accrued on the shares of Preferred Stock to be so converted or exchanged and have not theretofore been paid.

          The Depositary Shares, as such, are not convertible or exchangeable into other Preferred Stock, Common Stock, securities of another issuer or any other securities or property of the Corporation. Nevertheless, if so specified in the applicable Prospectus Supplement, the Depositary Receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct the Corporation to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such receipts into other shares of Preferred Stock or Common Stock of the Corporation or exchange of such Preferred Stock for securities of another issuer, as the case may be, and the Corporation has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion or exchange. If the Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

TAXATION

          Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the series of Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such series of Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

          The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the

Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

          The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock.
Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

          The Depositary will forward to the holders of Depositary Shares all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Stock.

          Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

          The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                  DESCRIPTION OF COMMON STOCK

          SBC's Restated Certificate of Incorporation currently authorizes the issuance of 1,100,000,000 shares of Common Stock. As of October 31, 1994, there were outstanding 599,654,873 shares of Common Stock (as well as 299,827,436.5 Rights to Purchase Series A Preferred Stock pursuant to the Rights Agreement) (each as defined below). See "Description of Rights".

          The Common Stock is listed on the NYSE, the Chicago
Stock Exchange and the Pacific Stock Exchange under the symbol
"SBC".

          The holders of Common Stock are entitled to participate equally in dividends when and as such dividends are declared by the SBC Board of Directors out of funds legally available therefor.

          The holders of Common Stock are entitled to one vote for each share held on all matters voted on by stockholders, including election of directors. The holders of Common Stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of the dissolution, liquidation or winding up of SBC, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of SBC's indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

          All outstanding shares of Common Stock are, and any shares of Common Stock offered hereby upon issuance will be, fully paid and nonassessable.

          The Bylaws of the Corporation provide that the Board of Directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of Directors. The terms of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace the entire Board of Directors. The Bylaws of the Corporation also provide that certain business combinations must be approved by an affirmative vote of the holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"). A "business combination" subject to this vote of approval is defined to include certain mergers or consolidations; certain sales, leases, exchanges, or mortgages of property in excess of $10,000,000 fair market value; any plan or proposal for liquidation or dissolution of the Corporation, and certain reclassifications of securities or recapitalization of the Corporation to which a stockholder beneficially owning more than ten percent of the voting stock (an "Interested Stockholder") or any affiliate of an Interested Stockholder is a party. The two-thirds vote of approval is not required if the business combination is approved by a majority of Directors not affiliated with any Interested Stockholder or if the consideration received by the other stockholders upon the consummation of the business combination reflects a fair value (which is determined by formulae set forth in the Bylaws) for their interest in the Corporation and certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information to the stockholders of the Corporation.

          The Certificate of Incorporation of the Corporation requires a two-thirds affirmative vote of the shareholders to amend any Bylaw which provides for the maximum number of Directors on the Board, for a classified Board with staggered items of office or for approval by the shareholders or by the Board of Directors of any business combination. The Certificate of Incorporation also requires that shareholders representing at least two-thirds of the total number of shares of the Corporation must sign a written consent of any action without a meeting of the shareholders. Reference is hereby made to the Certificate of Incorporation and the Bylaws of the Corporation which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

          The provisions described in the foregoing two paragraphs, as well as the provisions of the Rights Agreement described under "Description of Rights" below, may tend to defer any potential unfriendly tender offers or other efforts to obtain control of the Corporation. On the other hand, these provisions will tend to assure continuity of management and corporate policies and tend to induce any persons seeking control of the Corporation or a business combination with the Corporation to negotiate on terms acceptable to the then elected Board of Directors of the Corporation.

          The transfer agent for the Common Stock is The Bank of New York, Church Street Station, P.O. Box 11272, New York,
New York 10277-0123.


                     DESCRIPTION OF RIGHTS

THE RIGHTS AGREEMENT

          The information set forth below summarizes certain of the provisions of the Rights Agreement incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Such information is qualified in its entirety by reference to such exhibit. See "Available Information."

          On January 27, 1989, the Board of Directors of SBC declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to shareholders of record at the close of business on February 16, 1989. After giving effect to a stock split in May 1993, effected in the form of a stock dividend, each share of Common Stock also represents one-half of a Right. Each Right entitles the registered holder to purchase from SBC a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), at a purchase price of $160 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between SBC and The Bank of
New York, as successor Rights Agent.

          Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificate representing the Rights (the "Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earliest of any of the following events:

          (A) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire (the "Stock Acquisition Date"), beneficial ownership of 20% or more of the shares of Common Stock then outstanding;

          (B) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock;

          (C) 10 days after the Board of Directors of SBC determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the SBC Board of Directors determines to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock outstanding) and at least a majority of the independent directors, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, determines that (i) beneficial ownership by such person is intended to cause SBC to repurchase the Common Stock beneficially owned by such person or to cause pressure on SBC to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the SBC Board of Directors determines that the best long-term interests of SBC and its shareowners would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) beneficial ownership by such person is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or regulators or impairment of SBC's ability to maintain its competitive position) on the business or prospects of SBC (any such person being referred to herein and in the Rights
     Agreement as an "Adverse Person").

          Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates,
(ii) new Common Stock certificates issued after February 16, 1989 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, SBC reserves the right to require that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

          The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 27, 1999, unless they are earlier redeemed by SBC or expire in accordance with other provisions of the Rights
Agreement as described below.

          As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the SBC Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

          In the event that, at any time following the Distribution Date, (i) a Person becomes the beneficial owner (except pursuant to a Flip-Over Event, as described below, or an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of SBC and its shareowners) of more than 20% of the then outstanding shares of Common Stock, or (ii) a Person becomes an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Series A Preferred Stock (or, in certain circumstances, cash, property or other securities of SBC) having a value equal to two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph ("Flip-In Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the Flip-In Events set forth above until such time as the Rights are no longer redeemable by SBC as set forth below.

          For example, at a Purchase Price of $160 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following Flip-In Events set forth in the preceding paragraph would entitle its holder to purchase $320 worth of Common Stock (or other consideration, as noted above) for $160. Assuming that the Common Stock had a per share value of $40 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Common Stock for $160.

          Following the occurrence of any of the Flip-In Events set forth above, subject to applicable law, the SBC Board of Directors may determine to exchange for any or all Rights (other than Rights held by the Acquiring Person or Adverse Person and certain transferees) Common Stock with a value equal to the Right's Purchase Price or substitute value in the form of cash, property, debt or equity securities, or any combination of the foregoing. Such exchange shall be on a pro rata basis if less than all Rights are to be exchanged, and holders of Rights pay no consideration (other than delivery of the Right) in such exchange.

          In the event that, at any time following the Stock Acquisition Date, (i) SBC is acquired in a merger or other business combination transaction in which SBC is not the surviving corporation (other than certain mergers following a fair offer described in the third preceding paragraph), or (ii) more than 50% of SBC's assets, cash flow or earning power is sold or transferred (events (i) and (ii) are referred to as "Flip-Over Events" and together with Flip-In Events, the "Triggering Events") each holder of a Right which has not yet been exercised (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

          The Purchase Price payable, and the number of Units of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

          In general, at any time until 10 business days following the Stock Acquisition Date, or such later date as the SBC Board of Directors may designate, SBC may redeem the Rights in whole, but not in part, at a price of $.05 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the SBC Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the SBC Board of Directors ordering redemption of the Rights (with, where required, the concurrence of the Continuing Directors) the Rights will terminate and the only right of the holders of Rights will be to receive the $.05 redemption price.

          The term "Continuing Directors" means any member of the Board of Directors of SBC who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person, or any representative of the foregoing entities.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a shareowner of SBC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareowners or to SBC, shareowners may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series A Preferred Stock (or for other consideration) or for common stock of the acquiring company as set forth above.

          Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the SBC Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement.

DESCRIPTION OF SERIES A PREFERRED STOCK

          The information set forth below summarizes certain of the provisions of the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Corporation. Such information is qualified in its entirety by reference to the terms of the Series A Preferred Stock set forth in the Corporation's Restated Certificate of Incorporation, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

          In connection with the Rights Agreement, the Board of Directors of the Corporation has authorized the issuance of up to 4,000,000 shares of Series A Preferred Stock. See "Rights Agreement." Upon issuance, each share of Series A Preferred Stock is entitled to quarterly cash dividends equal to the greater of $5 or 200 times (subject to antidilution adjustments for stock dividends and stock splits) the aggregate value of all dividends or other distributions declared on the Common Stock (other than distributions of Common Stock) since the last quarterly dividend payment date. The Series A Preferred Stock is not redeemable by the Corporation.

          Each share of Series A Preferred Stock is entitled to 200 votes (subject to antidilution adjustments) on all matters submitted to a vote of the shareholders of the Corporation, voting together as one class with the Common Stock. In addition, if at any time dividends in an amount equal to six quarterly dividend payments shall have accrued and be unpaid, the Board of Directors shall be increased by two directors and holders of the Series A Preferred Stock shall have the right to elect two members to the Board of Directors until dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. Except as required by applicable law, holders of Series A Preferred Stock have no other special voting rights. Whenever dividends or distributions on the Series A Preferred Stock are in arrears, the Corporation is prohibited from declaring or paying dividends or distributions on, and the Corporation and any subsidiary are prohibited from redeeming or acquiring for value, any stock ranking junior as to dividends or upon liquidation. During any such arrearage, the Corporation may declare or pay dividends on stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation only if declared or paid ratably with the Series A Preferred Stock. During any such arrearage, the Corporation and any subsidiary are prohibited from redeeming or acquiring for value any such parity stock or any Series A Preferred Stock, except pursuant to an exchange of parity stock for stock ranking junior to the Series A Preferred Stock or pursuant to a purchase offer to the Series A Preferred Stock and holders of parity stock on terms the Board of Directors determines to be fair and equitable.

          The Series A Preferred Stock ranks junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Upon any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock is entitled to a liquidation preference of $100 per share plus any accrued but unpaid dividends, subject to the prior rights of any series of preferred stock ranking in liquidation senior to the Series A Preferred Stock. In the event of any shortfall in the assets available for distribution, any such liquidating distribution shall be made ratably to the Series A Preferred Stock and any other series of preferred stock ranking on a parity in proportion to their relative liquidation preferences. Following such payment, no additional liquidating distributions may be made on the Series A Preferred Stock until each share of Common Stock shall have received $0.50 (subject to antidilution adjustments). Thereafter, any remaining assets shall be distributed to each share of Series A Preferred Stock and each share of Common Stock in the ratio of 200 to 1 (subject to antidilution adjustments).


                     PLAN OF DISTRIBUTION

GENERAL

          The Corporation or Capital may sell the Securities being offered hereby: (i) directly to purchasers,
(ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.

          The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

          Offers to purchase Securities may be solicited directly by the Corporation or Capital or by agents designated by the Corporation or Capital from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation or Capital to such agent will be set forth in the Prospectus Supplement relating to the offering of such Securities. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

          If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Corporation or Capital will sell such Securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

          If an underwriter or underwriters are utilized in the sale, the Corporation or Capital will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

          Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Corporation or Capital, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

          If so indicated in the Prospectus Supplement, the Corporation or Capital will authorize underwriters, dealers or other persons acting as agents of the Corporation or Capital to solicit offers by certain institutions to purchase Securities from the Corporation or Capital pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation or Capital. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (b) if the Securities are also being sold to underwriters, the Corporation or Capital shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.


                        LEGAL OPINIONS

          The validity of the Securities of the Corporation offered hereby and of the Support Agreement will be passed upon for the Corporation by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of the Corporation, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. The validity of the Debt Securities of Capital offered hereby and of the Support Agreement will be passed upon for Capital by Mr. William J. Free, Secretary of Capital and its counsel, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. As of November 30, 1994, Mr. Ellis owned 44,783 shares of SBC stock and options to purchase 129,187 shares of SBC stock, and Mr. Free owned 12,494 shares of SBC stock and options to purchase 52,951 shares of SBC stock.


                            EXPERTS

          The consolidated financial statements and financial statement schedules included or incorporated by reference in SBC's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included and incorporated by reference in SBC's Annual Report on Form 10-K. Such consolidated financial statements and financial statement schedules have been incorporated by reference in reliance upon such reports given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


 Securities and Exchange Commission
   Filing Fee  . . . . . . . . . . . . . . . .  $1,034,490
 Legal Fees and Expenses . . . . . . . . . . .      75,000*
 Fees and Expenses of Trustee  . . . . . . . .      20,000*
 Accountants' Fees and Expenses  . . . . . . .      65,000*
 Blue Sky Fees and Expenses  . . . . . . . . .      50,000*
 Miscellaneous Expenses  . . . . . . . . . . .     317,000
      Total  . . . . . . . . . . . . . . . . .  $1,561,490*
[FN]
*Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amount paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          SBC's Bylaws provide that SBC shall indemnify any person who was or is a party or is threatened to made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of SBC) by reason of the fact that such person is or was a director, officer, employee or agent of SBC or is or was serving at the request of SBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

          SBC's Bylaws further state that the indemnification provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.

          The SBC Restated Certificate of Incorporation provides that no director of SBC shall be liable to SBC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SBC or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

          The bylaws of Capital provide that Capital shall indemnify, and advance expenses to, any director, officer employee or agent of Capital or any person serving as a director or officer of any other entity at the request of Capital to the fullest extent permitted by law.

          Pursuant to agreements which may be entered into by SBC and Capital, underwriters may agree to indemnify and hold harmless SBC and Capital, each of its directors, each of its officers who signed the Registration Statement and any person who controls SBC or Capital within the meaning of the Securities Act from and against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

          The exhibits identified in parentheses below, on file with the Securities and Exchange Commission, are incorporated herein by reference as exhibits hereto.

Exhibit
Number

1-a Form of Underwriting Agreement for Debt Securities issued by the Corporation.

1-b  Form of Underwriting Agreement for Preferred Stock and/or
     Depositary Shares (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Preferred Stock and/or Depositary
     Shares).

1-c Form of Underwriting Agreement for Common Stock (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Common Stock).

1-d Form of Selling Agency Agreement for Debt Securities issued by Capital (Exhibit 1-b to Registration Statement
     No. 33-45490).

1-e Form of Underwriting Agreement for Debt Securities issued by Capital.

4-a Form of Indenture, dated as of November 1, 1994, between Southwestern Bell Corporation and The Bank of New York, Trustee. The form or forms of Debt Securities with respect to each particular series of Debt Securities will be filed as an exhibit to a Current Report on Form 8-K of Southwestern Bell Corporation and incorporated herein by reference.

4-b  Restated Certificate of Incorporation, as amended to date
     (Exhibit 3-a to Form 8A/A, dated June 22, 1994, File 1-
     8610).

4-c  By-Laws, as amended to date (Exhibit 3-b to the quarterly
     Report on Form 10-Q for the second quarter 1991, File 1-
     8610).

4-d Rights Agreement (executed in the form as filed), dated as of January 27, 1989, between Southwestern Bell Corporation and American Transtech, Inc., the Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (Exhibit 4-a to Form 8-A, dated February 9, 1989, File 1-8610).

4-e Amendment of Rights Agreement (executed in the form as filed), dated as of August 5, 1992, between Southwestern Bell Corporation, American Transtech, Inc., and The Bank of New York, the successor Rights Agent, which includes the Form of Rights Certificate as an attachment identified as Exhibit B (Exhibit 4-a to Form 8-K, dated August 7, 1992, File 1-8610).

4-f Form of Rights Certificate (included in the attachment to the Amendment of Rights Agreement and identified as Exhibit B) (Exhibit 4-b to Form 8-K, dated August 7,
     1992, File 1-8610).

4-g  Second Amendment of Rights Agreement, dated as of June
     15, 1994, between Southwestern Bell Corporation and The
     Bank of New York, as successor Rights Agent (Exhibit 4-e to Form 8-A/A, dated June 22, 1994, File 1-8610).

4-h  Form of Deposit Agreement, including form of Depositary
     Receipt for Depositary Shares (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Depositary Shares).

4-i Indenture, dated as of February 1, 1987, among Southwestern Bell Capital Corporation, Southwestern Bell Corporation, and The Bank of New York, Trustee (Exhibit 4-a to Registration Statement No. 2-11669). The form or forms of Debt Securities with respect to each particular series of Debt Securities will be filed as an exhibit to a Current Report on Form 8-K of Southwestern Bell Corporation and incorporated herein by reference.

4-j First Supplemental Indenture, dated October 1, 1990, among Southwestern Bell Capital Corporation, Southwestern
     Bell Corporation and The Bank of New York, Trustee
     (Exhibit 4-a to Form 8-K, dated January 7, 1991,
     File 1-8610).

4-k  Support Agreement between Southwestern Bell Capital
     Corporation and Southwestern Bell Corporation
     (Exhibit 4-b to Registration Statement No. 33-11669).

5-a  Opinion of Mr. James D. Ellis, Senior Executive Vice
     President and General Counsel, Southwestern Bell
     Corporation, as to the validity of the Securities to be issued by SBC and the validity of the Support Agreement.

5-b  Opinion of Mr. William J. Free, Secretary of Southwestern
     Bell Capital Corporation, as to the validity of the Debt
     Securities to be issued by Capital and the validity of the Support
     Agreement.

12   Computation of Ratio of Earnings to Fixed Charges
     (Exhibit 12 to Form 10-Q for the third quarter 1994, File
     1-8610).

23-a Consent of Ernst & Young LLP, Independent Auditors.

23-b Consent of Mr. James D. Ellis is contained in his opinion filed as Exhibit 5-a.

23-c Consent of Mr. William J. Free is contained in his opinion filed as Exhibit 5-b.

24-a Powers of Attorney of SBC.

25-a Form T-1 Statement of Eligibility under the Trust
     Indenture Act of 1939, as amended, of The Bank of New
     York, as Trustee under the Capital Indenture and the SBC
     Indenture.



ITEM 17.  UNDERTAKINGS.

I.   The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

       (i)     to include any prospectus required by section
               10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by SBC pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of SBC's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT AND ISSUER OF SECURITIES AND OBLIGOR PURSUANT TO THE SUPPORT AGREEMENT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO AND STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1994.

                        SOUTHWESTERN BELL CORPORATION


                        By /s/ Donald E. Kiernan

                           Donald E. Kiernan
                           Senior Vice President, Treasurer
                           and Chief Financial Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933,
THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE
FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

Principal Executive Officer:

     Edward E. Whitacre Jr.*
     Chairman and Chief Executive Officer

Principal Financial and Accounting Officer:

     Donald E. Kiernan,                 /s/ Donald E. Kiernan
     Senior Vice President, Treasurer   Donald E. Kiernan, as
     and Chief Financial Officer        attorney-in-fact for
                                        Mr. Whitacre, the Directors
                                        and on his own behalf as
                                        Principal Financial Officer
                                        and Principal Accounting Officer

                                        December 16, 1994
Directors:
 Clarence C. Barksdale*          Bobby R. Inman*
 James E. Barnes*                Charles F. Knight*
 Jack S. Blanton*                Sybil C. Mobley*
 August A. Busch, III*           Haskell M. Monroe, Jr.*
 Ruben R. Cardenas*              Carlos Slim Helu*
 Martin K. Eby, Jr.*             Patricia P. Upton*
 Tom C. Frost*                   Edward E. Whitacre, Jr.*
 Jess T. Hay*

*by power of attorney

                          SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT AND ISSUER OF DEBT SECURITIES CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO AND STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1994.

                         SOUTHWESTERN BELL CAPITAL CORPORATION




                         By /s/ Donald E. Kiernan
                           Donald E. Kiernan
                           President

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933,
THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE
FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


December 16, 1994  By
                         By /s/ Donald E. Kiernan
                           Donald E. Kiernan
                           President, Treasurer and Director (principal
                           executive officer and principal financial
                           and accounting officer)




                         By /s/ William J. Free
                           William J. Free
                           Senior Vice President, Secretary and
                           Director

                       INDEX TO EXHIBITS

The exhibits identified in parentheses below, on file with the Securities and Exchange Commission, are incorporated herein by reference as exhibits hereto.

Exhibit
Number

1-a Form of Underwriting Agreement for Debt Securities issued by the Corporation.

1-b Form of Underwriting Agreement for Preferred Stock and/or Depositary Shares (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Preferred Stock and/or Depositary Shares).

1-c Form of Underwriting Agreement for Common Stock (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Common
          Stock).

1-d Form of Selling Agency Agreement for Debt Securities issued by Capital (Exhibit 1-b to Registration
          Statement No. 33-45490).

1-e Form of Underwriting Agreement for Debt Securities issued by Capital.

4-a Form of Indenture, dated as of November 1, 1994, between Southwestern Bell Corporation and The Bank of New York, Trustee. The form or forms of Debt Securities with respect to each particular series of Debt Securities will be filed as an exhibit to a Current Report on Form 8-K of Southwestern Bell Corporation and incorporated herein by reference.

4-b Restated Certificate of Incorporation, as amended to date (Exhibit 3-a to Form 8A/A, dated June 22, 1994,
          File 1-8610).

4-c By-Laws, as amended to date (Exhibit 3-b to the quarterly Report on Form 10-Q for the second quarter
          1991, File 1-8610).

4-d Rights Agreement (executed in the form as filed), dated as of January 27, 1989, between Southwestern Bell Corporation and American Transtech, Inc., the Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (Exhibit 4-a to Form 8-A, dated February 9, 1989, File 1-8610).

4-e Amendment of Rights Agreement (executed in the form as filed), dated as of August 5, 1992, between Southwestern Bell Corporation, American Transtech, Inc., and The Bank of New York, the successor Rights Agent, which includes the Form of Rights Certificate as an attachment identified as Exhibit B (Exhibit 4-a to Form 8-K, dated August 7, 1992, File 1-8610).

4-f Form of Rights Certificate (included in the attachment to the Amendment of Rights Agreement and identified as Exhibit B) (Exhibit 4-b to Form 8-K, dated August 7, 1992, File 1-8610).

4-g Second Amendment of Rights Agreement, dated as of June 15, 1994, between Southwestern Bell Corporation and The Bank of New York, as successor Rights Agent (Exhibit 4-e to Form 8-A/A, dated June 22, 1994, File 1-8610).

4-h Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares (to be filed by post-effective amendment or incorporated by reference herein prior to the issuance of Depositary
          Shares).

4-i Indenture, dated as of February 1, 1987, among Southwestern Bell Capital Corporation, Southwestern Bell Corporation, and The Bank of New York, Trustee (Exhibit 4-a to Registration Statement No. 2-11669). The form or forms of Debt Securities with respect to each particular series of Debt Securities will be filed as an exhibit to a Current Report on Form 8-K of Southwestern Bell Corporation and incorporated herein by reference.

4-j First Supplemental Indenture, dated October 1, 1990, among Southwestern Bell Capital Corporation,
          Southwestern Bell Corporation and The Bank of
          New York, Trustee (Exhibit 4-a to Form 8-K, dated
          January 7, 1991, File 1-8610).

4-k       Support Agreement between Southwestern Bell Capital
          Corporation and Southwestern Bell Corporation
          (Exhibit 4-b to Registration Statement
          No. 33-11669).

5-a       Opinion of Mr. James D. Ellis, Senior Executive Vice
          President and General Counsel, Southwestern Bell
          Corporation, as to the validity of the Securities to be issued by SBC and the validity of the Support Agreement.

5-b       Opinion of Mr. William J. Free, Secretary of
          Southwestern Bell Capital Corporation, as to the validity of the Debt Securities to be issued by Capital and the validity of the Support Agreement.

12        Computation of Ratio of Earnings to Fixed Charges
          (Exhibit 12 to Form 10-Q for the third quarter 1994, File 1-8610).

23-a      Consent of Ernst & Young LLP, Independent Auditors.

23-b Consent of Mr. James D. Ellis is contained in his opinion filed as Exhibit 5-a.

23-c Consent of Mr. William J. Free is contained in his opinion filed as Exhibit 5-b.

24-a      Powers of Attorney of SBC.

25-a      Form T-1 Statement of Eligibility under the Trust
          Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Capital Indenture and the SBC Indenture.